UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On January 15, 2024, Paragon Technologies, Inc. issued a presentation relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Ocean Power Technologies, Inc. 1 A Call To Action to Rescue Shareholders A board Ocean Power Technologies Sinking Ship

Ocean Power Technologies, Inc. Important Information and Participants in the Solicitation Paragon has filed a definitive proxy statement and associated Blue universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of four highly - qualified director nominees at the Annual Meeting. Details regarding Paragon’s nominees are included in the proxy statement. PARAGON STRONGLY ADVISES ALL STOCKHOLDERS OF OPTT TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants in Paragon’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Paragon’s proxy statement . Paragon Technologies, Inc . is the beneficial owner of 2 , 709 , 241 shares of common stock in the company, par value $ 0 . 001 per share (“common stock”) . Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by Paragon with the SEC for no charge at the SEC’s website at www . sec . gov . Investors can also contact Alliance Advisors at the telephone number or email address set forth below : Alliance Advisors, LLC 200 Broadacres Drive, 3rd Floor Bloomfield, New Jersey (877) 728 5012 2 Safe Harbor

Ocean Power Technologies, Inc. • OPT – An Epic Business Failure Since Day One • Who We Are • Stockholder Voting Instructions • Background • Why Change is Urgently Needed at the Board Level • Paragon’s Plan • Paragon’s Nominees • Conclusion 3 Contents

Ocean Power Technologies, Inc. Who we are 4 Paragon has a distinguished track record of delivering sustainable, significant shareholder value while remaining 100% aligned with ALL shareholders. We will do the same at OPT. • Paragon Technologies is a diversified holding company with business activities in automation, technology distribution, and real estate . In 2010, Paragon’s current Board was appointed and in June 2014, Sham Gad was named CEO. In 2015 , Sham Gad was assumed the role of CEO of Paragon’s automation subsidiary , SI Systems. • Insiders own nearly 30% of Paragon, with an approximate 28% stake owned by Sham Gad, Chairman and CEO. Over 93% of his holdings were purchased in the open market. • Since Mr. Gad’s appointment as CEO of Paragon , Paragon Technologies has evolved from a single subsidiary automation business to a diversified holding company with three profitable subsidiaries. • From 2015 to 2022, Paragon’s revenues have grown from $11.6 million to $ 134 million and net profit from $848,000 to $ 4.7 million , respectively. 1 • Since 2015 through year end 2023 , Paragon shares have increased nine - fold, or over 800% . 1 Financial Data from Paragon Technologies 2015 and 2022 Annual Report f iled with the OTC. 2 Share Price Data provided by Morgan Stanley/E - Trade and reflects Share Price of $0.85 as of 1/1/2015 and $9.00 on 1/ 8 /2024 .

Ocean Power Technologies, Inc. VOTE FOR CHANGE AT OCEAN POWER TECHNOLOGIES, INC. 5 Your vote is important, no matter how many shares of OPTT Stock you own. Paragon urges you to vote only on its “Blue Proxy Card” and disregard ALL White Proxy Car ds you receive from OPT. Vote “FOR” Paragon’s Highly Qualified Director Nominees Hesham (“Sham”) M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser Note , if you have voted WITHOLD on OPT’s white proxy, you need to vote the BLUE proxy card to vote against OPT’s Board. Once you voted “FOR” Paragon’s Nominees and submitted your BLUE PROXY CARD , you are done. You do not need to vote again. Paragon thanks you for your support!

Ocean Power Technologies, Inc.

VOTE FOR CHANGE AT OCEAN POWER TECHNOLOGIES, INC.

Stockholders are permitted to vote for any combination (up to but no greater than six total director nominees) on Paragon's BLUE universal proxy card.

Paragon recommends a vote " FOR " the election of Paragon's four highly qualified nominees Hesham ("Sham") M. Gad, Shawn M. Harpen, Jack H. Jacobs, Samuel S. Weiser.

Shareholders may, but are not required to, vote for two additional OPT nominees Natalie Lorenz-Anderson and Diana G. Purcel.

Paragon opposes votes for opposed OPT incumbent nominees Terence J. Cryan, Clyde W. Hewlett, Peter E. Slaiby and Phillip Stratmann.

By voting on Paragon's BLUE universal proxy card, you can send a message to OPT that you do not support their actions in relation to the Annual Meeting and attempting to block the recognition of Paragon's nominees. OPT has said that it will disregard proxy votes in favor of Paragon's director nominees. Whether OPT may lawfully disregard Paragon's director nominees is an issue that Paragon expects will be resolved by the Delaware courts. Stockholders should review the section of Paragon's proxy statement titled "Questions And Answers Relating To This Proxy Solicitation- Why is OPT saying it will disregard Paragon's director nominations, and how does that impact proxies that stockholders provide to Paragon?"

Alliance ADVISORS

6

Ocean Power Technologies, Inc. Background 7 • Paragon Technologies, the largest shareholder of Ocean Power Technologies (OPT), owning approximately 4. 8 % of the outstanding shares of the Company. • Early in 2023 Paragon expressed serious concerns about OPT’s alarming financial and share price underperformance under the current Board and CEO. Since raising those concerns OPT’s financial deterioration has gotten significantly worse. • Under the leadership of the current Board and CEO, OPT’s share price has declined from $2.50 per share to $0.32, a decline of nearly 90%. • Paragon believes the Board and CEO have been misleading shareholders by making positive statements about the Company’s future while the financial condition of the Company continues to deteriorate. • OPT share price is very likely headed lower in 2024 unless a significant restructuring happens immediately, and change is made at the Board of Directors. • Paragon believes OPT could be worth +$3 a share, or 10x return, with an improved operating cost structure, disciplined capital allocation, and a realigned focus on potential growth of Marine Advanced Robotics.

Ocean Power Technologies, Inc. OPTT’s Abysmal Stock Price Performance – Huge Losses for ALL shareholders • 99.99% decline since trading began • 99.95% decline since current Chairman Cryan joined the board • 86.9% decline since current CEO Stratmann joined the board • Over this time the Russell 3000 index gained 265% Date Event OPTT Closing Price 86.9% 8 99.95% 99.99%

Ocean Power Technologies, Inc. OPTT’s Abysmal Stock Price Performance – a lesson in failure! Since OPTT began trading, OPTT has plummeted by 99.99% from $2,900 to just 32 cents per share! During this period, the Russell 3000 index is up 265% from $740 to $2,700. • OPTT has continued to trade at a discount to its net asset value . • This means the market ascribes “zero” to “negative” value to OPT’s current strategy and growth prospects! 9

Ocean Power Technologies, Inc. Why Change is Urgently Needed - Dreadful Performance 10 OPT’s dismal track record speaks for itself. • OPT’s stock price has declined from a split adjusted $4,000 per share in 2007 and $586 per share - since chairman Terence J. Cryan joined the board in 2012 – to just $0.39 per share on the Record Date and $0.32 per share on January 5, 2024 . During its 40 - year history, OPT has NEVER reported a profit and has accumulated losses over $287 million. • OPT has recorded losses over $160 million since chairman Cryan joined the board. • In fiscal year 2023, OPT had revenues of only $2.7 million and losses of an “eye - popping” $26.3 million! Despite massive hemorrhag ing of shareholder value, CEO Philipp Stratmann states OPT’s “strategy is working” and is “pleased” with OPT’s results. • CFO believes management is “managing costs tightly” while reporting that costs will not be cut during fiscal 2024 . The OPT board has funded its massive losses through successive dilutive equity issuances. • OPT has raised more than $80 million through dilutive equity issuances between April 2022 and July 2023. • And in August 2023, true to form, OPT announced yet another dilutive equity issuance of up to $13.8 million through an ATM offering, at a time when its stock price continues to plummet. Not to worry, the repeated dilution to stockholders is of little concern to the board, as OPT’s directors own less than 1.0% of OPT’s outstanding shares, predominantly from self - issued equity grants. • OPT Board of continues to “Get Rich Off” the backs of stockholders

Ocean Power Technologies, Inc. Why Change is Urgently Needed - Management Has Consistently Destroyed Shareholder Value • In the span of the last six years, OPTT has lost more than 10 times the amount of revenue it has generated. • Over the past three years, OPTT has lost over $60 million • On the most recent Fiscal 2023 earnings call (July 12, 2023), CEO Stratman called the results “a good year.” 11 Fiscal Year 2018 2019 2020 2021 2022 2023 Aggregate Revenue $511,000 $632,000 $1,700,000 $1,200,000 $1,800,000 $2,700,000 $8,543,000 R&D $ 4,320,000 $5,000,000 $4,300,000 - - - $13,620,00 SG&A $6,988,000 $7,600,000 $6,900,000 $12,500,000 $21,500,000 $28,300,000 $83,788,000 Net Loss ($10,157,000 ) ($12,200,000 ) ($10,300,000 ) ($14,760,000 ) ($18,900,000 ) ($26,300,000 ) ($92,617,000) >10X

Ocean Power Technologies, Inc. Why Change is Urgently Needed - While the Board and NEO’s Reward Themselves • OPTT has been consistently paying a handful of directors and named executive officers more than the company has been generating in revenues! 12 Fiscal Year 2018 2019 2020 2021 2022 2023 Aggregate Revenue $511,000 $632,000 $1,700,000 $1,200,000 $1,800,000 $2,700,000 $5,843,000 Total Board/Exec Comp $1,992,166 $1,645,063 $1,212,238 $2,161,894 $3,021,848 $2,700,000 $10,033,209 # of individuals 9 8 7 11 10 8 % of Total Comp to Revenues 390% 260% 71% 180% 168% 100%

Ocean Power Technologies, Inc. Why Change is Urgently Needed - Stop the Value Transfer from Shareholders to Insiders 13 Insiders get more... ... while Shareholders Receive Less During the past three years • CEO Stratmann awarded hundreds of thousands in cash and stock bonuses annually while OPT reported growing losses. • Hundreds of thousands of shares of stock awarded to other executives and Board members. • Board and Executive compensation exceeds annual revenues. • OPT reports growing losses and expenses with minimal addition of revenues. Since 2021 • OPT issued tens of millions of new equity to fund losses, compensation and bonuses • Total Board compensation increases by over 100%. • Stock price declines of nearly 90%. • We believe that there is not a single OPT shareholder who purchased shares in the open market that is sitting on a positive return .

Ocean Power Technologies, Inc. Why Change is Urgently Needed - Stop the Value Transfer from Shareholders to Insiders CEO and board takes outrageous compensation as losses mount • In the face of non - ending losses and systemic equity dilution, the board rewarded itself by increasing its compensation! • The board paid itself and its executives in fiscal 2023 total compensation of nearly $2.7 million equal to its revenues of $2.7 million in that year! • Board pays themselves excessively with no oversight. Executive Compensation in not aligned with performance • Against the backdrop of a sharply declining stock price, incumbent board nearly tripled board and executive compensation from $1.2 million in fiscal 2020 to more than $3.0 million in fiscal 2022, with CEO Stratmann alone receiving nearly $1.0 million in total compensation during fiscal 2022. • The board has doubled its own compensation across five directors from $397,000 to over $837,000 between fiscal 2020 and fiscal 2022. 14

Ocean Power Technologies, Inc. Why Change is Urgently Needed – Governance Failures 15 The board has sought to entrench itself and block its largest shareholder, Paragon, to nominate directors at every step of the way by • Adopting both a poison pill and burdensome new advance notice bylaws The last - minute advance bylaw changes were made under false pretenses • Which led a Delaware court to conclude that Paragon “demonstrated a credible basis to suspect wrongdoing.” • The Delaware court noted “[t]he disconnect between the defendant’s financial picture and the defendant’s public statements,” which “ raises credible suspicions about the defendant’s management and operations.” The court recognized the disconnect between OPT’s public statements and OPT’s actual performance • “the context and timing of the bylaw amendments and poison pill suggest that thwarting the plaintiff was the board’s primary basis or driving purpose for such actions.”

Ocean Power Technologies, Inc. OPT management team can’t get its story straight • “We do not know whether we will be able to successfully commercialize our products and services or whether we can achieve profitability,” However, in the face of this proxy contest, management abruptly did a complete 180 disclosing in a short press release • “OPT expects…to reach profitability during calendar year 2025 using current capital resources.” Is this a board that can be trusted based on their long - standing failed track record? • The 6 - member entrenched OPT Board has led to the destruction of over 87% of shareholder value over their tenure, driving the company to penny stock status! • The board’s track record clearly demonstrates it lacks the expertise to improve shareholder performance or create value for shareholders . Or I s this a board in desperate need of change? 16 Why Change is Urgently Needed – Disingenuous Shareholder Communications

Ocean Power Technologies, Inc. Why Change is Urgently Needed – Disingenuous Shareholder Communications 17 OPT’s Misleading Statements… ... versus the Facts • OPT’s Board tells shareholders to protect their investment by voting for their Board. • OPT’s Board tells shareholders votes for Paragon will not be counted. • OPT’s Board claims to have taken decisive action to create shareholder value. • CEO Philip Stratmann publicly tells shareholders his “strategy is working.” CFO Robert Powers tells publicly tells shareholders they are “tightly managing costs. " • The Board claims it seeks to work constructively with Paragon. • Under the current Board and CEO, OPT’s stock price has declined in value by approximately 90%. • The Delaware Courts will determine the votes that count . • Management and the Board refuse to significantly cut costs while they pay themselves more money. • Under the leadership of the Board and CEO, OPT has reported deteriorating financial condition each quarter and year while expenses increase. • Management and the Board continue to spend millions of dollars painting a false narrative of the business aiming to hold their Board seats by taking actions depriving shareholders a voice. Vote ONLY on the BLUE Proxy Card to Send a Clear Message!

Ocean Power Technologies, Inc. Why Change is Urgently Needed - OPT Lacks an Apparent Business Strategy 18 The Problem… ...the Evidence • OPT has generated consecutive losses for nearly 30 years. • Management continues to operate a business with upside down margins that is structurally unable to earn profit now or in the future. • Management and the Board have built an unsustainable cost structure that does generate profitability under the most optimistic scenarios. • The newly installed CEO and three directors, since 2020, have exponentially increased costs and losses while OPT continues to generate minimal revenues. • OPT ’s business has a cumulative deficit since operations of approximately $300 million. • Five out of six directors have joined in the past three years. • Current CEO Phillip Stratman was appointed CEO in 2021. Prior to that he was the VP of Global Business Development at OPT. • Over the past three fiscal years, OPT’s financial deterioration has accelerated rapidly with nearly $60 million in aggerate losses and less than $7 million in total revenues. • Total Board and named executive officer compensation has exceeded OPT’s revenues over the last three years.

Ocean Power Technologies, Inc. Paragon’s Plan Urgent Accountable Implement a disciplined, accountable and measurable capital allocation plan. Implement Eliminate and reduce all unneeded costs and take swift action to cease the losses at the business. Fix Focus resources on the potential of Marine Advanced Robotics (MAR). Focus Deliver and present long - term strategic plan to shareholders within 100 days. Deliver • Day One: Take immediate steps to reduce cash burn • First 30 Days: Establish a disciplined capital allocation strategy that preserves and utilizes Company’s cash to create a profitable and growing business • First 100 Days: Implement a measur able , accountable, and profitable business plan • Implement incentive structures based on profitability and positive free cash flow metrics so that insiders benefit alongside shareholders . 19

Ocean Power Technologies, Inc. Paragon’s Plan A bold transformation is needed to avoid a share price of zero • We believe the changes at the Board and our plan we outline will deliver a desperately needed catalyst to OPT leading to increased demand for the shares. • The implementation of our strategic plan after the first 100 days will be a strong catalyst of the future growth of OPT. • We will eliminate the undisciplined, self - serving issuance of valuable stock grants, executive bonuses, and implement incentive plans that align with all shareholders. • We will deliver quality revenues and profits for the company for the first time in OPT’s history. 20

Ocean Power Technologies, Inc. Paragon’s Nominees are the Right Choice 21 Paragon is nominating four qualified individuals who are aligned with shareholder interests to OPT’s board. Paragon director candidates possess the skills, experience and focus necessary to turn OPT around and to create a company that works for the benefit of stockholders, not insiders. • Sham M. Gad brings the needed experience in restructuring companies to turn unprofitable companies into profitable ones. Sham also has relevant expertise and experience in acquisitions, operational execution, public companies, and a recent proven track record of generating significant shareholder value in his restructuring endeavors • Samuel S. Weiser is an Audit/Accounting expert, and has provided executive leadership at public companies • Jack H. Jacobs has a distinguished military background, successful business career, and brings a deep understanding of government contacts • Shawn M Harpen brings h er legal knowledge, government experience, and is a recognized corporate governance expert

Ocean Power Technologies, Inc. Paragon’s Track Record Speaks for Itself Our r esults show a complete alignment between management and shareholders • We have delivered results for our business and for our shareholders over the years. • We are extraordinarily confident in our belief that we can do the same for Ocean Power because we have the right candidates at the right time . 22 1 Paragon Technologies 2015 and 2022 Annual Report filed with the OTC. 2 Share Price Data provided by Morgan Stanley/E - Trade and reflects Share Price of $0.85 as of 1/1/2015 and $9.00 on 1/8/202 4 . 2015 2022 % change Revenue 1 $11.6 million $134 million +831% Net Income 1 $848,000 $4.7 million +454% S. Equity 1 $3.6 million +400% Shares Out. 1 1,684,745 1,716,745 +1.9% Share Price 2 $0.85 $9.00 2 +800%

Ocean Power Technologies, Inc. Conclusion – A Call to Action 23 Top Five Reasons to Vote the Blue Card for Paragon Nominees 1. Long history of losses and the incumbent destruction of shareholder value. 2. Ineffective strategic vision . 3. Continued excessive compensation completely out - of - touch with performance. 4. Long and continued history of inadequate governance policy and practices. 5. Reckless misappropriation of company funds to falsely delegitimize Paragon’s nominees, thwart this proxy contest and disenfranchise shareholders solely to remain entrenched to enrich themselves. Urgent change is needed at OPT! It is of utmost importance to vote FOR on the Blue Card for Paragon’s four qualified, motivated, and experienced directors Gad, Harper, Jacobs, and Weiser to the board of Ocean Power Technologies Inc . We are confident that we can increase the value of OPT and its stock price. Thank You

Ocean Power Technologies, Inc. 24 To contact us, please email: jdepinto@allianceadvisors.com A llianceadvisors.com